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Exhibit 23

Independent Auditors' Consent

The Board of Directors
Central Pacific Financial Corp.:

We consent to the incorporation by reference in the registration statements No. 33-11462 and No. 333-35999 on Form S-8 of Central Pacific Financial Corp. (formerly CPB Inc.) of our report dated January 30, 2004, with respect to the consolidated balance sheets of Central Pacific Financial Corp. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Central Pacific Financial Corp.

/s/ KPMG LLP

Honolulu, Hawaii March 10, 2004

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  Exhibit 23